EXHIBIT 99.1

Contact:              Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Paper Declares Quarterly Dividend

ALPHARETTA, GEORGIA. August 1, 2014 - Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.27 per share on the company’s common stock. The dividend will be payable on September 3, 2014 to stockholders of record as of close of business on August 15, 2014.

On May 22, 2014, the company announced it would increase its quarterly dividend by 13 percent, from $0.24 to $0.27 per share.

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, SOUTHWORTH® KIMDURA®, Gessner®, CRANEMAT™, CRANEGLAS™, JET-PRO® SofStretch™ and varitess®. Neenah is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.